Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-121479 of our report dated October 29, 2004, relating to the consolidated financial statements of American Achievement Corporation and subsidiaries, appearing in the Prospectus, which is part of this Registration Statement, and the incorporation by reference of our report dated October 29, 2004 relating to the financial statement schedule appearing in Form 10-K of American Achievement Corporation and subsidiaries for the year ended August 28, 2004.

We also consent to the reference to us under the headings “Experts” in such Prospectus.

DELOITTE & TOUCHE LLP

Austin, Texas

May 3, 2005